Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Celestica Inc.

        We consent to the use of our report dated January 21, 2003 relating to the consolidated balance sheets of Celestica Inc. as at December 31, 2002 and 2001, and the related consolidated statements of earnings (loss), shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference and to the references to our firm under the headings "Experts" and "Summary Selected Historical Consolidated Financial Data of Celestica" in the Pre-Effective Amendment No. 3 to the Registration Statement on Form F-4 (File No. 333-110362).

/s/ KPMG LLP
Toronto, Canada
February 9, 2004